UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report:  January 25, 2008

(Date of earliest event reported)

Glu Mobile Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001—33368	91—2143667
(Commission File Number)	(IRS Employer Identification No.)

1800 Gateway Drive, Second Floor San Mateo, California	94404
(Address of Principal Executive Offices)	(Zip Code)

(650) 571—1550

(Registrant’’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8—K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a—12 under the Exchange Act (17 CFR 240.14a—12)

☐ Pre—commencement communications pursuant to Rule 14d—2(b) under the Exchange Act (17 CFR 240.14d—2(b))

☐ Pre—commencement communications pursuant to Rule 13e—4(c) under the Exchange Act (17 CFR 240.13e—4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Glu Mobile Inc., a Delaware corporation (“Glu”), previously reported on a Current Report on Form 8-K filed on January 23, 2008 (the “Previous Report”) that Glu would be commencing a recommended cash offer (the “Offer”) to be made by Glu for all of the outstanding shares of Superscape Group plc (“Superscape”).  Founded in 1993, Superscape is a leading publisher of 2D and 3D games for use on mobile phones.

The Recommended Cash Offer and the Form of Acceptance, Authority and Election for the Offer (the “Offer Documents”) were mailed to Superscape shareholders (and, for information only, to Superscape option holders) on January 25, 2008.  Copies of the Offer Document and the Form of Acceptance are available from Capita Registrars at Northern House, Woodsome Park, Fenay Bridge, Huddersfield HD8 0LA.

A copy of the Recommended Cash Offer and the Form of Acceptance, Authority and Election are filed as Exhibits 2.01 and 2.02, respectively, to this report.  The contents of the Previous Report are also incorporated into this Item 1.01 by reference.

Item 7.01.  Regulation FD Disclosure.

The rules governing takeovers in the United Kingdom require that a company making a takeover offer include in the Offer Documents a statement regarding its current outlook (its “financial and trading prospects” within the meaning of the UK takeover rules).  In response to that requirement, Glu has disclosed in the Offer Documents, as of the date of the Offer Documents, that:

Glu disclosed on November 1, 2007 that it had the following business outlook for the calendar year ending December 31, 2008:

•                  GAAP revenue is expected to be between $80 million and $85 million

•                  GAAP net loss is expected to be between $(1.2) million and $(3.8) million, or between $(0.04) to $(0.13) per basic share; weighted average common shares outstanding for the calendar year 2008 are expected to be approximately 29.5 million basic and 32.0 million diluted.

•                  Non-GAAP net income is expected to be between $3.7 million and $6.3 million, or between $0.12 and $0.20 per diluted share, which excludes $1.2 million for amortization of intangibles and approximately $6.4 million of anticipated stock-based compensation.

Subsequent to providing that outlook, Glu completed the acquisition of Beijing Zhangzhong MIG Information Technology Co. Ltd. (“MIG”) on December 20, 2007.  When Glu initially announced that it had agreed to acquire MIG on November 29, 2007, Glu stated that it expected the MIG acquisition to be accretive to 2008 non-GAAP earnings; that Glu anticipated that the acquisition will be dilutive to 2008 GAAP earnings due to the impact of non-cash amortization of intangibles and, potentially, transaction-based compensation charges.  The full impact of the MIG acquisition on Glu in 2008 is still being evaluated given purchase accounting rules and other deal charges, and the above outlook could change when such analysis has been completed.  Subject to the foregoing, Glu reaffirms the above guidance for the calendar year ending December 31, 2008.

The above outlook constitutes a forward looking statement. Actual results may be materially different than those forecast above and are affected by many factors, such as consumer demand for mobile entertainment; carriers’ and distributors’ marketing to consumers; carriers’ maintaining their networks and provisioning systems to enable consumer purchases; the loss of key carrier customers; the impact of the acquisition of Superscape if the transactions contemplated by the Offer are consummated; risks relating to the integration of the business of MIG (and the business of Superscape if the Offer is consummated) including unforeseen operating difficulties and expenditures arising from such acquisitions; employee retention; development delays on Glu’s products; competition in the industry; changes in foreign exchange rates; Glu’s effective tax rate and other factors detailed in Glu’s SEC filings. This list is not exhaustive of the factors that may affect the forward-looking information.  These and other factors should be considered carefully and undue reliance should not be placed on such forward-looking information.  Please refer to Glu’s most recent Quarterly Report on Form 10-Q filed with the United States Securities and Exchange Commission for a list of the risk factors that may affect Glu’s results and operations at www.glu.com or www.sec.gov.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Number	Description

2.01	Recommended Cash Offer by Glu Mobile Inc. for Superscape Group plc

2.02	Form of Acceptance, Authority and Election by Glu Mobile Inc. for Superscape Group plc

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLU MOBILE INC.

By:	/s/ Albert A. Pimentel
Albert A. Pimentel Chief Financial Officer

Date:  January 25, 2008

EXHIBIT INDEX

Number	Description

2.01	Recommended Cash Offer by Glu Mobile Inc. for Superscape Group plc

2.02	Form of Acceptance, Authority and Election by Glu Mobile Inc. for Superscape Group plc